Press Release Exhibit 99.1

Miravant Completes $8 Million Funding

SANTA BARBARA, Calif.--(BUSINESS WIRE)--May 4, 2005--Miravant Medical Technologies (OTCBB:MRVT), a pharmaceutical development company specializing in PhotoPoint(R) photodynamic therapy (PDT), announced today the closing of an $8 million private placement of convertible Preferred Stock led by Scorpion Capital Partners LP, a New York-based SBIC, with net proceeds to the Company of $7.50 million. The Preferred Stock is convertible into Common Stock at the conversion price of $1.00 per share. The Company has also issued a warrant to purchase one share of Common Stock for each convertible share of Common Stock purchased. The exercise price of each warrant is $1.00 per share.

Separately, the Company also announced an amendment to its March 2005 $15.0 million convertible debt line-of-credit agreement, to establish the minimum conversion rate at $1.00 per share of convertible Common Stock or 125% of the average monthly closing price of the month preceding the conversion, whichever is greater.

Gary S. Kledzik, Ph.D., chairman and chief executive officer, said, "We are very pleased to announce the completion of this funding with Scorpion. The proceeds will primarily support the PHOTREX(TM) confirmatory phase III clinical trial for macular degeneration, slated to begin in Europe this summer."

About Miravant

Miravant Medical Technologies specializes in PhotoPoint(R) photodynamic therapy (PDT), developing photoreactive (light-activated) drugs to selectively target diseased cells and blood vessels. Miravant's primary areas of focus are ophthalmology and cardiovascular disease with new drugs in clinical and preclinical development. PHOTREX(TM) (rostaporfin), the Company's most advanced program, has received an FDA Approvable Letter as a treatment for wet age-related macular degeneration and a Special Protocol Assessment for a Phase III confirmatory clinical trial. Miravant's cardiovascular development program, supported by an investment from Guidant Corporation, focuses on life-threatening coronary artery diseases, with PhotoPoint MV0633 in advanced preclinical testing for atherosclerosis, vulnerable plaque and restenosis.

For more information, please visit our web site at: www.miravant.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to those by Dr. Kledzik and other statements about the use of funds to support the confirmatory phase III clinical trial planned to begin in Europe in mid-2005, and the Company's development programs for large potential markets in ophthalmology, dermatology, cardiovascular disease and oncology are forward looking and relate to our future plans, objectives, expectations and intentions. Our actual results may differ materially from those described in these statements. For instance, the occurrence of one or more of the following may cause our results to differ from our plans: the Company's operating capital may not be sufficient to continue some or all of its development programs, fund the PHOTREX phase III clinical trial or continue as a going concern; potential future funding may not be available when needed if at all or under terms acceptable to the Company; the Company may not meet the covenants of the December 2002 Debt Agreement, the August 2003 Convertible Debt and Warrant Purchase Agreement, or the March 2005 Convertible Note and Warrant Purchase Agreement, which would give the holders under these agreements the right to call outstanding debt immediately due and payable; the Company may not achieve certain milestones required to receive future investments under its Collaboration Agreement with Guidant Corporation; investors may determine not to advance funds to the Company under the lines of credit, either because certain specified conditions have not been satisfied, because the Company's operations are, in their judgment, not meeting its business objectives, or for any other reason, in the investors' sole discretion; the Company may be unable to resolve all issues and conditions associated with the PHOTREX New Drug Application; the FDA may require further clinical studies before granting marketing approval, or may limit labeling claims, or may not grant marketing approval at all; even if approved, the Company may not have the necessary resources or corporate partnering relationship(s) to commercialize PHOTREX and the degree of acceptance cannot be guaranteed; the Company may decide not to or may be unable to further develop its PhotoPoint drugs in ophthalmology, dermatology, cardiovascular disease and/or oncology; the Company may not be able to demonstrate the safety or efficacy of its drugs in development or achieve their regulatory approvals; and/or partnering discussions may not progress or may not provide the funding and support the Company needs. For a discussion of additional important risk factors that may cause our results to differ from those described above, please refer to our annual report on Form 10-K for the year ended December 31, 2004, and our other quarterly and periodic reports filed with the Securities and Exchange Commission. Our products require regulatory approval before marketing, sales or clinical use. PhotoPoint(R) is a registered trademark of Miravant Medical Technologies. PHOTREX(TM) is a trademark of Miravant Medical Technologies.